EXHIBIT 23.7
CONSENT OF RUNGEPINCOCKMINARCO LIMITED

EXHIBIT 23.7
CONSENT OF RUNGEPINCOCKMINARCO LIMITED
165 South Union Blvd, Suite 950, Denver, CO 80228-2226

August 28, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission:

RE:	Tasman Metals Ltd. Filing of a Registration Statement on Form F-3 dated August 28, 2013 (the “Registration Statement”)

To Whom It May Concern:

We refer to the following (collectively the “Reports”) all of which are referenced in the Registration Statement or documents incorporated by reference therein:

1.
The amended and restated technical report entitled “Amended and Restated Preliminary Economic Assessment NI 43-101 Technical Report for the Norra Kärr (REE - Y - Zr) Deposit, Gränna, Sweden” dated July 9, 2013, which we prepared (the "Norra Kärr PEA Report");

2.	The technical report entitled “NI 43-101 Technical Report, Norra Karr REE - Zirconium Deposit, Granna, Sweden” dated January 20, 2011, which we prepared (the “Technical Report”); and
3.	Certain technical information in the Management’s Discussion and Analysis for the Year Ended August 31, 2012, which we prepared or verified.

We hereby consent to the use of our name and the Reports, and summaries thereof, and inclusion and incorporation by reference of thereof and information derived from such Reports in the Registration Statement.

We confirm that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations that are derived from the Reports or that are within our knowledge as a result of the services we performed in connection with such Reports.

Yours truly,
RungePincockMinarco Limited

/s/Tim Swendseid
___________________________________
Signature

Tim Swendseid, VP Mining and Geological Services
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